Exhibit 10.72.1

THIRD AMENDMENT OF

RESTRICTED STOCK AWARD AGREEMENTS

This Third Amendment of Restricted Stock Award Agreements is between Path 1 Network Technologies Inc. (“Path 1”) and David Carnevale (“Carnevale”) as of September 23, 2005. It amends the Restricted Stock Award Agreement between the parties dated October 23, 2003, as previously amended, and the Restricted Stock Award Agreement between the parties dated February 27, 2004, as previously amended (together, the “Agreements”).

Carnevale is Path 1’s Vice President. This Amendment is entered into in anticipation of Carnevale’s resignation as Vice President and an employee.

1. A new Section 17 is added to each of the respective Agreements to read in full as follows:

17. Resignation. Notwithstanding anything in Section 3(b) or Section 16 to the contrary, in the event Carnevale resigns as Vice President and an employee effective September 23, 2005, all the shares of Restricted Stock which have not already vested shall vest immediately on September 23, 2005, whether or not such day is within a “closed window period,” and shall thereupon become Vested Stock; and thereupon the provisions of paragraphs (a) and (b) of Section 16 shall entirely cease to be effective.

2. Except as expressly amended by this Amendment, each of the respective Agreements remains unchanged and in full force and effect.

3. The parties acknowledge that they have the right to have been represented by legal counsel of their own choosing, and that Heller Ehrman LLP and Hayden Trubitt are representing Path 1 and are not representing Carnevale.

/s/ David Carnevale
DAVID CARNEVALE

PATH 1 NETWORK TECHNOLOGIES INC.

By:	/s/ Frederick Cary
Frederick Cary, Director and Authorized Agent